BDIC Enters Agreement to Provide Ankle Bracelet Monitoring Services

Agreement represents foray into new industry for BDIC

Los Angeles, California, April 16, 2018 – Blow & Drive Interlock Corporation (OTC: BDIC) announced today that it entered into an agreement with Satellite Tracking of People, LLC (“STOP”), under which it became a nationwide, non-exclusive distributor of STOP’s products.

STOP’s suite of products relate to ankle bracelet tracking devices, in-home tracking devices, and in-home sobriety testing products, that monitor and track the location of anyone facing the criminal justice system, such as those suspected of stalking or domestic violence. Under the Agreement, BDIC is allowed to rent STOP’s products to customers in all fifty (50) states. STOP products are authorized in all fifty (50) states and BDIC does not need additional authorization to rent the products to customers in any state. Under the terms of the Agreement, for any activated unit BDIC has leased to a customer it will pay STOP a variable flat fee per day per device, depending on the type of device, and the Company is not limited in the amount it can charge a customer. BDIC is only charged for devices it has placed with customers.

“BDIC represents an excellent partnership for our future growth and BDIC has Nationwide distribution access to the full line of products offered by STOP” said Dave P. DeGeorge, Western Regional Sales Manager of STOP LLC.

“This agreement allows us to enter into the market of GPS tracking devices for the criminal justice system which we believe is a growing market due to the overcrowding issues in many jails and prisons,” said Laurence Wainer, CEO of Blow & Drive Interlock Corp. “While we understand this is a new market for us, which can come with certain challenges, we are excited to explore the possibilities of marketing STOP’s products along with our BDI-747 ignition interlock device under an agreement that does not have any upfront costs for our company. We plan to begin in the states where we already have a foothold with our current product and hopefully expand from there,” added Mr. Wainer.

About Blow & Drive Interlock Corporation

BDIC manufactures and rents its breath alcohol ignition interlock device called the BDI-747/1, which is a mechanism that is installed on the steering column of an automobile and into which a driver exhales. The device in turn provides a blood-alcohol concentration analysis. If the driver’s blood-alcohol content is higher than a certain pre-programmed limit, the device prevents the ignition from engaging and the automobile from starting.

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Contact:

Blow & Drive Interlock
www.blowanddrive.com
877-238-4492